Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Touchstone Select Advisors Trust A Form N-SAR
                  1940 Act File No. 811-8404
                  1933 Act File No.

Ladies and Gentlemen:

Please be advised the Trustees of the Touchstone Series Trust (the "Trust") exercised their authority pursuant to Section 8.2 of the Trust's Declaration of Trust to terminate and liquidate the Select Advisors Trust C. The termination was effective April 28, 2000.
The status of the individual series is as follows:

     Touchstone Emerging Growth Fund, Touchstone International Equity Fund, and
         Touchstone Value Plus Fund reorganized into Touchstone Strategic Trust Touchstone Bond Fund reorganized into Touchstone Investment Trust Touchstone Growth & Income Fund merged into Touchstone Value Plus Fund Touchstone Balanced Fund - LIQUIDATED
     Touchstone Income Opportunity Fund - LIQUIDATED
     Touchstone Standby Income Fund - LIQUIDATED


Please note that the Trust will be filing its Form N-8F shortly. Should you have any questions, please call me at (617) 946-1891, or Brian Healy at (617) 204-8557.

Sincerely,


Dan Shea
Investors Bank & Trust Company